UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 24, 2005

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-33045	33-0056054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1935 Avenida del Oro, Suite F Oceanside, CA	92056
(Address of principal executive offices)	(Zip Code)

(760) 806-8922

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 24, 2005, SeraCare Life Sciences, Inc. (the “Company”) commenced a public offering of 3,500,000 shares of its common stock at a price per share of $12.25. The offering consists of 3,024,000 shares of common stock offered by the Company, for gross proceeds of approximately $37.0 million, and 476,000 shares of common stock offered by selling shareholders identified in the prospectus relating to the offering filed with the Securities and Exchange Commission for gross proceeds of approximately $5.8 million.

The Company estimates net proceeds to the Company from the offering to be approximately $33.6 million after deducting underwriting discounts and the estimated costs associated with the offering. Net proceeds to the selling shareholders after deducting underwriting discounts are estimated to be approximately $5.5 million. The Company and the selling shareholders have granted the underwriters an option to purchase up to an additional 525,000 shares to cover over-allotments, if any.

In connection with this offering, the Company, the selling shareholders and CIBC World Markets Corp., Thomas Weisel Partners LLC and William Blair & Company, as representatives of the several underwriters, have entered into an Underwriting Agreement, a copy of which is filed as Exhibit 10.1 to this current report and is incorporated by reference into this report.

On May 24, 2005, the Company also entered into indemnification agreements with each of its directors and executive officers, a copy of which is filed as Exhibit 10.2 to this current report and is incorporated by reference into this report.

Item 8.01 OTHER EVENTS.

On May 25, 2005, the Company issued a press release announcing the commencement of a public offering. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and is incorporated by reference into this report.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2005	SERACARE LIFE SCIENCES, INC.

/s/ Jerry L. Burdick
Jerry L. Burdick,
Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Underwriting Agreement dated May 24, 2005

10.2	Form of Indemnification Agreement

99.1	Press release dated May 25, 2005